Exhibit 10.2
NON-COMPETITION AGREEMENT
This Non-Competition Agreement (the “Agreement”) is entered into as of this 10th day of June, 2005, between FACTS Management Co., a Nebraska corporation (the “Corporation”) and Timothy A. Tewes (“Employee”).
WITNESSETH:
WHEREAS, Employee is employed by the Corporation and has and will continue to gain extensive and valuable information, experience and knowledge in connection with the Corporation’s business and will continue to have extensive contacts with customers and clients of the Corporation in the development of goodwill, which would make it possible for the Employee to divert such goodwill for his own account and he could attract new customers based upon his experience, knowledge and reputation gained in the Corporation’s business and in the industry in which the Corporation operates; and
WHEREAS, pursuant to that certain Stock Purchase Agreement dated as of May 31, 2005 (the “Stock Purchase Agreement”) among Nelnet, Inc., Employee and others, as of June 10, 2005, Nelnet, Inc. will be purchasing from the Employee (and other shareholders) certain shares of the issued and outstanding capital stock of the Corporation so that Nelnet, Inc. will be the owner of 80% of all of the issued and outstanding common stock of the Corporation; and
WHEREAS, as a condition of and as an inducement to Nelnet, Inc. becoming owner of the stock of the Corporation being sold by Employee, Employee (as one of the shareholders of the Corporation) has agreed to enter into this Agreement; and
WHEREAS, in consideration of entering into the Stock Purchase Agreement, payment by Nelnet, Inc. in the amount set forth in Schedule 2.1.1 of the Stock Purchase Agreement, as well as the Employee’s continued employment with the Corporation, the parties have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing preambles, and as an inducement for Nelnet, Inc. to enter into the Stock Purchase Agreement, for payment by Nelnet, Inc. of the amount set forth in Schedule 2.1.1 of the Stock Purchase Agreement, and for the Corporation to continue the employment of the Employee, the parties agree as follows:
1. Confidential Trade Secrets. Employee understands and agrees that all pricing information, sales materials, customer lists, software programs, customer agreements, marketing plans, methods of operation of the Corporation’s business, and all other materials and information furnished to or made available to Employee or to which Employee has access, specifically including the names of all persons (hereinafter referred to as customers) who have purchased or are purchasing services or goods from the Corporation, and the information relating to the contracts or transactions with such customers are confidential trade secrets of the Employer. Employee shall not, during or after the term of this Agreement, disclose or use any such information in any manner or for any reason or purpose whatsoever, other than for the purpose of promoting the Corporation’s business.

2. Non-Compete During Employment. During the term of this Agreement, Employee agrees not to engage, either directly or indirectly, in owning, managing, operating, advising, controlling, being employed by, or participating in any manner in the ownership, management-partnership, joint venture or the like which in any way sells or markets, either directly or indirectly, or intends to sell or market K through 12, college or university tuition billing services or other merchandise or services sold or offered for sale by the Corporation or its affiliates, without the express written consent and permission of the Corporation.
3. Non-Compete Upon Termination of Employment. For a period of two (2) years from the date of the cancellation or termination of Employee’s employment with the Corporation (for any reason and by either party), Employee shall not directly or indirectly solicit or sell to any person with whom Employee had personal contact while selling or attempting to sell, servicing or promoting K through 12, college or university tuition billing services or other merchandise or services on behalf of the Corporation without the express written consent and permission of the Corporation; provided, however, that nothing herein shall be construed to prevent Executive from providing consulting services or conducting seminars for schools or dioceses relating to school operations, marketing, business and financial matters for such institutions, so long as such activities do not directly or indirectly compete with products or services offered by the Corporation.
4. Remedies. The parties understand and agree that a breach hereof will cause irreparable injury to the Corporation, that monetary damage would not provide an adequate remedy for such breach, and therefore, the Corporation may elect to have this Agreement specifically enforced by any court having equity jurisdiction. In the event Employee fails to observe the requirements of this Agreement, the Corporation shall be entitled to enforce such provisions through any remedies provided by law, including but not limited to injunctive relief and, in addition, the Corporation may, in its sole discretion, retain as liquidated damages any salaries, bonuses or other compensation then due and owing, or which may become due and owing in the future, by the Corporation to the Employee, and pursue such other remedies for relief which may be available pursuant to law or this Agreement.
5. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nebraska.
6. Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the State of Nebraska, the parties agree that such provision shall be deemed modified for purposes of performance.

7. Assignment. This Agreement and the rights and obligations of the parties hereto are personal in nature and may not be assigned or delegated by either party without the prior written consent of the other party.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FACTS MANAGEMENT COMPANY, INC., a Nebraska corporation
By:	/s/ David J. Byrnes
Title: President

/s/ Timothy A. Tewes
Timothy A. Tewes, Employee

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